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                                                               Exhibit 24.2


                               POWER OF ATTORNEY


    KNOW ALL BY THESE PRESENTS, that I, William V. Campbell, constitute and appoint each of Douglas J. Burgum, Terri F. Zimmerman and Michael E. Slette, with full power to each to act without the other, my true and lawful attorney-in-fact and agent with full power of substitution, for me and in my name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Great Plains Software, Inc. (the "Company") relating to the sale of shares of the Company's Common Stock that may be sold by the Company in an underwritten initial public offering and any or all amendments or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to file the same with such state commissions and other agencies as necessary, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, this Power of Attorney has been signed on this 21st day of May 1997:


                                /s/ William V. Campbell
                                -------------------------------------------
                                  William V. Campbell